Exhibit 99.1

FOR IMMEDITE RELEASE

April 21, 2004

CONTACT:

Richard A. Elko	James G. Blume
President & C.E.O.	Senior V.P. & C.F.O.
610-970-4627	610-970-4623	www.patriotbank.com

Patriot Bank Corp. Announces

Shareholder Approval of Merger Agreement

Pottstown, PA, April 21, 2004 . . . Patriot Bank Corp. (NASDAQ: PBIX), parent company of Patriot Bank, announced the results of their Special Shareholder Meeting held this morning.  Patriot shareholders have approved the Plan of Merger between Patriot Bank Corp. and Susquehanna Bancshares, Inc.  Susquehanna Bancshares, Inc. shareholders also approved the merger today.  Pending the expected receipt of all regulatory approvals, today’s vote enables the merger to proceed.  The merger is anticipated to close on or about June 10, 2004.

Patriot also announced the payment of a cash dividend of $.145 per share.  The cash dividend is payable May 18, 2004, to shareholders of record on May 5, 2004.  The date of declaration of the cash dividend is April 21, 2004.

Patriot’s earnings for the first quarter 2004 were $1,617,000 or $.24 per diluted share.  Earnings were significantly impacted by certain costs associated with the pending merger with Susquehanna Bancshares, Inc.

Patriot is a $1 billion financial services company operating 20 banking and lending offices in southeastern Pennsylvania.  The closing price of Patriot’s common stock was $28.00 on April 20, 2004.

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by Patriot Bank Corp. (“Patriot”), pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to Patriot’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business of Patriot.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “ expect,” “anticipate,” “estimate,” “ intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Patriot’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Patriot’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Patriot cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on Patriot and any such forward-looking statement.  Patriot does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of Patriot.